Exhibit 99.1

Ashland reports second quarter fiscal 2025 results and revises full-year outlook

•
Sales of $479 million, down 17 percent from the prior-year quarter
•
Previously announced carboxymethylcellulose (CMC), methylcellulose (MC), nutraceuticals and Avoca portfolio optimization initiatives (collectively, “Portfolio Optimization”) reduced overall sales by approximately $67 million or 12 percent versus the prior-year quarter. Excluding these initiatives, sales declined five percent.
•
Income from continuing operations of $30 million, or $0.63 per diluted share
•
Adjusted income from continuing operations excluding intangibles amortization expense of $46 million, or $0.99 per diluted share
•
Net income of $31 million, or $0.65 per diluted share
•
Adjusted EBITDA of $108 million, down 14 percent from the prior-year quarter, with Portfolio Optimization contributing to a 10 percent or $13 million decline. Excluding Portfolio Optimization, Adjusted EBITDA declined four percent.
•
Cash flows provided by operating activities of $9 million; ongoing free cash flow2 of negative $6 million

WILMINGTON, Del., April 30, 2025 – Ashland Inc. (NYSE: ASH) today announced financial results1 for the second quarter of fiscal year 2025, which ended March 31, 2025, and revised its full-year fiscal 2025 outlook. Ashland, a global additives and specialty ingredients company, holds leadership positions in high-quality, consumer-focused markets including pharmaceuticals, personal care and architectural coatings.

"Our second-quarter performance reflected a mixed demand environment and lower-than-expected sales volumes, while pricing generally aligned with planning assumptions excluding intermediates. This combined impact was partially offset by the momentum of our cost savings program and a well-managed production recovery that followed our strategic pull-forward of maintenance turnarounds into the first quarter," said Guillermo Novo, chair and chief executive officer of Ashland.

“Life Sciences demonstrated strong volume momentum and a clear demand recovery, supported by effective execution and the stabilization of customer inventory levels. This reinforces our outlook for renewed pharma growth. Personal Care's core additive business showed resilience while continuing to navigate softer European demand and specific customer challenges. Specialty Additives experienced anticipated volume declines in China, and competitive intensity remained high in export markets, such as the Middle East, Africa, and India. However, strong execution in other markets partially compensated for these headwinds. Intermediates margins were below expectations due to persistent pricing pressure and reduced production in response to the challenging demand environment.”

Novo continued, "With our portfolio optimization now complete, highlighted by the sale of Avoca and the full identification of our $30 million cost reduction plan in the second quarter, our key focus moving forward is accelerating cost savings from our $60 million manufacturing optimization plans. Overall, we are successfully delivering on our cost savings initiatives and are on track to exceed our full-year target. The early benefits are evident in the robust EBITDA margins, above 30 percent, achieved by our Life Sciences and Personal Care business units this quarter, despite macroeconomic headwinds. We anticipate the financial impact of our cost reduction and manufacturing optimization initiatives will accelerate through the second half of this fiscal year and into fiscal 2026, supporting our results in this uncertain market."

Second-quarter sales were $479 million, a decrease of 17 percent compared to $575 million in the prior year. This included a reduction of approximately $67 million or 12 percent due to the Portfolio Optimization initiatives, which involved curtailing or divesting certain lower-margin products. Excluding these initiatives, sales declined by five percent year-over-year. Year-over-year organic sales volume decreased two percent, while Intermediates delivered improved volumes and Life Sciences organic volumes were stable. These positive trends were more than offset by organic volume declines in Personal Care and Specialty Additives. Overall pricing decreased by roughly two percent from the prior year, primarily driven by lower carry-over pricing from fiscal 2024 actions within the Life Sciences and Specialty Additives segments, as well as decreased intermediates pricing. Foreign currency movements had an unfavorable impact of $6 million, or one percent, on sales.

Net income totaled $31 million, a decrease from $120 million in the prior year. Income from continuing operations was $30 million, down from $121 million in the prior year, resulting in diluted earnings per share of $0.63, compared to $2.40 in the prior year. Excluding intangibles amortization expense, adjusted income from continuing operations was $46 million, down from $64 million in the prior year, or $0.99 per diluted share, compared to $1.27. Adjusted EBITDA was $108 million, a 14 percent decrease from $126 million in the prior year, primarily due to the impact of Portfolio Optimization and lower organic sales. This decline was partially moderated by lower selling, administrative, research and development (SARD), and production costs compared to the prior year. Excluding the $13 million reduction related to Portfolio Optimization, Adjusted EBITDA decreased by four percent year-over-year.

Average diluted shares outstanding totaled 47 million in the second quarter, down from 51 million in the prior-year quarter following the company’s share repurchase activities over the past 12 months. Ashland repurchased 1.5 million shares during the second quarter and now has $520 million remaining under the existing evergreen share repurchase authorization.

Cash flows from operating activities were $9 million, a decrease from $54 million in the prior-year quarter, primarily reflecting lower earnings, trade working capital fluctuations and higher restructuring payments related to portfolio optimization initiatives. Ongoing free cash flow2 totaled negative $6 million compared to $4 million in the prior-year quarter. The sale of Avoca, along with excess land sales, generated net investing cash inflows of $27 million during the quarter.

Reportable Segment Performance

To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis. In addition, EBITDA and Adjusted EBITDA are reconciled to operating income in Table 4. Free cash flow, ongoing free cash flow and Adjusted operating income are reconciled in Table 6 and Adjusted income from continuing operations, Adjusted diluted earnings per share and Adjusted diluted earnings per share excluding intangible amortization expense are reconciled in Table 7 of this news release. These adjusted results are considered non-GAAP financial measures. For a full description of the non-GAAP financial measures used, see the “Use of Non-GAAP Measures” section that further describes these adjustments below.

Life Sciences

Second-quarter sales for Life Sciences totaled $172 million, a 23 percent decrease compared to the prior year. This decline was primarily driven by the divestiture of the Nutraceuticals segment and the exit of the low-margin nutrition business, which together comprised the Portfolio Optimization efforts, reducing sales by $42 million or 19 percent. Excluding the impact of Portfolio Optimization, Life Sciences sales decreased by 4 percent year-over-year, mainly due to lower carry-over pricing from fiscal 2024 actions within the pharma end-market. Driven by increased quarter-over-quarter pharma demand, overall Life Sciences organic sales volume remained consistent with the prior year. This pharma demand improvement was broad-based across most regions and technologies, including cellulosics and vinyl pyrrolidone and derivatives (VP&D). Organic sales in nutrition end-markets saw moderate improvement due to share gain initiatives. Foreign currency movements had an unfavorable impact of $3 million on sales compared to the prior year.

Adjusted operating income was $43 million, compared to $50 million in the prior year. Adjusted EBITDA was $56 million, a 15 percent decrease from $66 million in the prior year. The lower Adjusted EBITDA primarily reflects the $8 million impact of Portfolio Optimization in the second quarter and lower pharma carry-over pricing, partially offset by the favorable impact of lower production costs. Excluding Portfolio Optimization, Adjusted EBITDA decreased by 3 percent. Foreign currency movements had an unfavorable impact of $1 million on Adjusted EBITDA compared to the prior year.

Personal Care

Second-quarter sales for Personal Care were $146 million, a 14 percent decrease from $169 million in the prior year. This decline was primarily attributed to Portfolio Optimization, which reduced sales by approximately $15 million or 9 percent. This optimization effort largely stemmed from the performance and subsequent divestiture of the Avoca business line, as well as the exit of the low-margin oral-care business. Compared to the prior year organic sales volumes declined by three percent. This volume decrease was a result of low-single-digit growth in core skin and hair care being more than offset by customer-specific weakness in biofunctional actives, order timing in oral care, and continued soft demand in Europe. Personal Care’s “globalize” business lines of microbial protection and biofunctional actives delivered double-digit quarter-over-quarter sales growth; however, both were down compared to the prior year. Additionally, foreign currency movements had an unfavorable impact of $2 million on sales compared to the prior year.

Adjusted operating income was $27 million, compared to $25 million in the prior year. Adjusted EBITDA totaled $44 million, a two percent decrease from $45 million in the prior year. Portfolio Optimization reduced Personal Care Adjusted EBITDA by approximately $3 million during the second quarter. The lower Adjusted EBITDA primarily reflects the impact of Portfolio Optimization and lower organic sales, partially offset by the favorable impact of increased production volumes. Excluding Portfolio Optimization, Adjusted EBITDA increased by five percent. Foreign currency had a negligible impact on Adjusted EBITDA compared to the prior year.

Specialty Additives

Second-quarter sales for Specialty Additives were $134 million, a 15 percent decrease from $157 million in the prior year. The primary driver of this decline was Portfolio Optimization, which reduced sales by approximately $10 million or six percent, mainly through the exits of low-margin construction business. Excluding this impact, organic volumes decreased by six percent. This volume decrease resulted from continued growth in performance specialties across end-markets being more than offset by lower coatings volumes. The decline in Specialty Additives volume stemmed mainly from volume declines in China, which aligned with expectations, and continued high competitive intensity in export markets, such as the Middle East, Africa, and India (MEAI). This outweighed a coatings volume recovery in North America and Europe. Overall pricing decreased by low-single-digits, largely due to lower carry-over pricing from fiscal 2024 actions within the coatings end-market. Additionally, foreign currency movements had an unfavorable impact of $2 million on sales compared to the prior year.

Adjusted operating income was $10 million, consistent with the prior year. Adjusted EBITDA totaled $26 million, down from $27 million in the prior year. The decrease in Adjusted EBITDA primarily reflects the impact of Portfolio Optimization and lower pricing, partially offset by favorable production volumes and costs. Portfolio Optimization reduced Adjusted EBITDA by approximately $2 million during the second quarter. Excluding this, Adjusted

EBITDA increased by $1 million compared to the prior year. Foreign currency had a negligible impact on Adjusted EBITDA compared to the prior year.

Intermediates

Second-quarter sales totaled $37 million, an 8 percent decrease from the $40 million reported in the prior year. Within this, merchant sales remained stable at $27 million compared to the prior year. Captive butanediol (BDO) sales, recognized at market-based pricing, decreased by $3 million to $10 million. The overall sales decline was primarily due to generally lower pricing in both BDO and n-methyl-2-pyrrolidone (NMP). Foreign currency had a negligible impact on sales compared to the prior year.

Adjusted operating loss was $1 million, compared to an income of $9 million in the prior year. Adjusted EBITDA was $2 million, a decrease from $12 million in the prior year, primarily reflecting lower pricing and production volumes. Foreign currency had a negligible impact on Adjusted EBITDA compared to the prior year.

Unallocated & Other

Unallocated and other expense was $11 million compared to $45 million in the prior-year quarter, primarily reflecting a reduction in restructuring and separation costs associated with Portfolio Optimization and a gain on land sale. Adjusted unallocated and other expense EBITDA was $20 million versus $24 million in the prior-year quarter.

Tariffs

Ashland recognizes the current economic headwinds and uncertainties created by tariffs and global trade policies. The company is closely monitoring changes in tariff policies and adjusting its strategies to optimize performance. To navigate this evolving landscape, Ashland is focused on maintaining flexible operations and actively managing risks for financial resilience while pursuing growth opportunities.

Key tariff exposures (as of April 30th):

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Raw materials: Ashland has limited direct exposure to US or China tariffs on raw materials due to the company’s localized sourcing strategy. Ashland’s estimated tariff impact for fiscal year 2025 is $3 to $5 million for the second half, modestly increasing to $5 to $7 million annually after mitigation actions.
•
US finished goods: The vast majority of Ashland’s US sales are domestically sourced. A small portion is imported from the European Union and mostly benefits from current Annex II exemptions. Ashland is closely monitoring the recently initiated Section 232 investigation to assess potential future impacts. For context, without the current Annex II exemptions, the annual tariff exposure is projected to be $4 to $6 million, and approximately $1 million in fiscal year 2025.
•
China finished goods: While most China sales are produced outside the US, approximately $70 million of US-produced China sales, generating company average gross profit, are mostly in scope for tariffs. The primary exposure within these exports is in the Life Sciences and Personal Care segments, with the majority being intercompany transactions. Ashland’s tariff response plan includes measures to offset a significant portion of this business-at-risk. Approximately one-third of Ashland's gross profit is derived from products where the company is the sole supplier. With approximately 90 days of finished goods inventory currently held in China, any potential impact on fiscal year 2025 is anticipated to occur in the fourth quarter.
•
Tariff response plan: Ashland is evaluating and executing several mitigation strategies, including optimizing production, sourcing, logistics, intercompany trading strategies, relative competitive positioning, share gain opportunities, customer and vendor negotiations, and pricing actions where appropriate.

Financial Outlook

Ashland is adjusting its full-year fiscal 2025 outlook to reflect a weakening macroeconomic environment that is dampening consumer sentiment and demand globally. This shift is evident in the following key areas:

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reduced consumer sentiment: growing global macroeconomic and geopolitical uncertainties are negatively impacting consumer confidence, leading to decreased demand from Ashland’s customer base, particularly for architectural coatings
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challenging intermediates market: a persistent supply-demand imbalance continues to pressure the intermediates market. Despite ongoing pricing adjustments, overall pricing remains below expectations.
•
subdued European demand: while European markets have stabilized at a low level, the anticipated moderate recovery has not yet materialized

Ashland now anticipates flattish organic sales volume growth for the full fiscal year. This revision reflects the company’s expectation of a positive inflection in organic sales volumes in the second half, led by Life Sciences, which Ashland anticipates will offset the organic sales volume declines experienced in the first half. Year-over-year pricing headwinds are expected to lessen in the second half of the fiscal year as the company moves beyond comparable periods with prior pricing actions.

Excluding the tariff impact detailed earlier in this press release, overall raw material costs are expected to remain generally stable year-over-year. The outlook reflects Ashland’s assessment of the direct financial impact from global trade policies in the second half of fiscal 2025. In response to this evolving demand landscape, Ashland is proactively focusing on its strategic priorities. The completed portfolio optimization initiative and accelerating cost savings programs are expected to enhance business mix and improve profitability throughout the remainder of the fiscal year.

Based on these factors, Ashland now projects full fiscal year sales in the range of $1.825 billion to $1.9 billion and adjusted EBITDA in the range of $400 million to $420 million.

“Looking ahead, while macroeconomic conditions are challenging with limited visibility, our end-markets generally demonstrate resilience. Operating primarily in consumer-led staple markets provides inherent stability. However, demand trends have been more challenging than anticipated, influenced by the disrupted geopolitical and economic climate, as well as specific customer weaknesses. While tariff uncertainty remains high, we are focused on mitigating downside and capturing upside. To navigate this uncertain environment, we are acting with prudence and discipline, concentrating on our controllable factors to maximize results. Looking to the longer term, our strategic priorities guide our focus. We remain committed to advancing growth catalysts and strengthening the competitive position of our core businesses. We are confident in our long-term fundamentals and portfolio resilience. Ashland is taking decisive actions to navigate near-term challenges effectively and position the company for sustainable growth and enhanced profitability. I look forward to sharing more insight during our earnings call tomorrow morning,” Novo concluded.

Conference Call Webcast

The company’s live webcast with securities analysts will include an executive summary and detailed remarks. The live webcast will take place at 10 a.m. ET on Thursday, May 1, 2025. Simultaneously, the company will post a slide presentation in the Investor Relations section of its website at http://investor.ashland.com.

To access the call by phone, please go to this registration link and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

Following the live event, an archived version of the webcast and supporting materials will be available for 12 months on http://investor.ashland.com.

Use of Non-GAAP Measures

Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA, Adjusted EBITDA, EBITDA margin and Adjusted EBITDA margin provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income, operating income, net income margin and operating income margin. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA, Adjusted EBITDA, EBITDA margin and Adjusted EBITDA margin exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA, Adjusted EBITDA, EBITDA margin and Adjusted EBITDA margin provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units, and provide continuity to investors for comparability purposes. EBITDA margin and Adjusted EBITDA margin are defined as EBITDA and Adjusted EBITDA divided by sales for the corresponding period.

Key items, which are set forth on Table 7 of this release, are defined as financial effects from significant transactions that, either by their nature or amount, have caused short-term fluctuations in net income and/or operating income which Ashland does not consider to reflect Ashland’s underlying business performance and trends most accurately. Further, Ashland believes that providing supplemental information that excludes the financial effects of these items in the financial results will enhance the investor’s ability to compare financial performance between reporting periods.

Tax-specific key items, which are set forth on Table 7 of this release, are defined as financial transactions, tax law changes or other matters that fall within the definition of key items as described above. These items relate solely to tax matters and would only be recorded within the income tax caption of the Statement of Consolidated Income. As with all key items, due to their nature, Ashland does not consider the financial effects of these tax-specific key items on net income to be the most accurate reflection of Ashland’s underlying business performance and trends.

The free cash flow metrics enable Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, free cash flow and ongoing free cash flow include the impact of capital expenditures from continuing operations and other significant items impacting free cash flow, providing a more complete picture of current and future cash generation. Free cash flow, ongoing free cash flow, and free cash flow conversion are non-GAAP liquidity measures that Ashland believes provide useful information to management and investors about Ashland’s ability to convert Adjusted EBITDA to ongoing free cash flow. These liquidity measures are used regularly by Ashland’s stakeholders and industry peers to measure the efficiency at providing cash from regular business activity. Free cash flow, ongoing free cash flow, and free cash flow conversion have certain limitations, including that they do not reflect adjustments for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Adjusted diluted earnings per share is a performance measure used by Ashland and is defined by Ashland as earnings (loss) from continuing operations, adjusted for identified key items and divided by the number of outstanding diluted shares of common stock. Ashland believes this measure provides investors additional insights into operational performance by providing earnings and diluted earnings per share metrics that exclude the effect of the identified key items and tax specific key items.

The Adjusted diluted earnings per share, excluding intangibles amortization expense metric enables Ashland to demonstrate the impact of non-cash intangibles amortization expense on earnings per share, in addition to key items previously mentioned. Ashland’s management believes this presentation is helpful to illustrate how previous acquisitions impact applicable period results.

Ashland does not quantitatively reconcile our guidance ranges for our non-GAAP measures to their most comparable GAAP measures in the Financial Outlook section of this press release. The guidance ranges for GAAP and non-GAAP financial measures reflect Ashland’s assessment of potential sources of variability in financial results and are informed by evaluation of multiple scenarios, many of which have interactive effects across several financial statement line items. Providing guidance for individual reconciling items between our non-GAAP financial measures and the comparable GAAP measures would imply a degree of precision and certainty in those reconciling items that is not a consistent reflection of our scenario-based process to prepare our guidance ranges. To the extent that a material change affecting the individual reconciling items between the Company’s forward-looking non-GAAP and comparable GAAP financial measures is anticipated, the Company has provided qualitative commentary in the Financial Outlook section of this press release for your consideration. However, as the impact of such factors cannot be predicted with a reasonable degree of certainty or precision, a quantitative reconciliation is not available without unreasonable effort.

About Ashland

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environmental, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, personal care and pharmaceutical. Approximately 3,200 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance, financial, operating cash flow and liquidity, as well as the economy and other future events or circumstances. These statements include but may not be limited to statements with respect to Ashland’s anticipations and expectations regarding the financial impact of its cost reduction and manufacturing optimization initiatives; the future pricing environment; favorable absorption; the cost of raw materials; its ability to drive sustainable growth and create long-term value; its portfolio optimization initiatives and accelerated cost savings programs; its exposure to current and future tariff and global trade policies; and management’s expectations and beliefs regarding Ashland’s adjusted fiscal-year 2025 outlook.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); severe weather, natural disasters, public health crises, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters); the effects of announced or future tariff increases; the effects of the ongoing Ukraine/Russia and Israel/Hamas conflicts on the geographies in which we operate, the end markets we serve and on our supply chain and customers, and without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

1Financial results are preliminary until Ashland’s Form 10-Q is filed with the U.S. Securities and Exchange Commission.

2The ongoing free cash flow metric excludes the impact of inflows and outflows from U.S. and Foreign Accounts Receivable Sales Program and payments related to restructuring and environmental and litigation-related matters in both the current-year and prior-year periods.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
William C. Whitaker	Carolmarie C. Brown
+1 (614) 790-2095	+1 (302) 995-3158
wcwhitaker@ashland.com	ccbrown@ashland.com

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONDENSED CONSOLIDATED INCOME (LOSS) (In millions except per share data - preliminary and unaudited)	Table 1

	Three months ended		Six months ended
	March 31		March 31
	2025	2024	2025	2024

Sales	$479	$575	$884	$1,048
Cost of sales	332	414	626	789
GROSS PROFIT	147	161	258	259
Selling, general and administrative expense	85	106	162	189
Research and development expense	14	14	28	26
Intangibles amortization expense	15	20	32	40
Equity and other income	-	-	1	2
Income (loss) on acquisitions and divestitures, net	18	-	(165)	(2)
OPERATING INCOME (LOSS)	51	21	(128)	4
Net interest and other expense (income)	11	2	39	(21)
Other net periodic benefit loss	1	2	3	4
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	39	17	(170)	21
Income tax expense (benefit)	9	(104)	(34)	(128)
INCOME (LOSS) FROM CONTINUING OPERATIONS	30	121	(136)	149
Income (loss) from discontinued operations, net of income taxes	1	(1)	1	(2)
NET INCOME (LOSS)	$31	$120	$(135)	$147

DILUTED EARNINGS PER SHARE
Income (loss) from continuing operations	$0.63	$2.40	$(2.91)	$2.92
Income (loss) from discontinued operations	0.02	(0.01)	0.03	(0.04)
Net income (loss)	$0.65	$2.39	$(2.88)	$2.88

AVERAGE DILUTED COMMON SHARES OUTSTANDING(a)	47	51	47	51

SALES
Life Sciences	172	222	306	422
Personal Care	146	169	279	298
Specialty Additives	134	157	249	279
Intermediates	37	40	71	73
Intersegment Sales	(10)	(13)	(21)	(24)
	$479	$575	$884	$1,048

OPERATING INCOME (LOSS)
Life Sciences	28	50	42	82
Personal Care	28	25	39	28
Specialty Additives	7	(18)	2	(50)
Intermediates	(1)	9	2	16
Unallocated and other	(11)	(45)	(213)	(72)
	$51	$21	$(128)	$4

(a)
As a result of the loss from continuing operations for the six months ending March 31, 2025, the effect of the share-based awards convertible to common shares would be anti-dilutive. In accordance with U.S. GAAP, these shares have been excluded from the diluted earnings per share calculation for the period.

Ashland Inc. and Consolidated Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (In millions - preliminary and unaudited)	Table 2

	March 31	September 30
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$168	$300
Accounts receivable, net	226	243
Inventories	542	545
Other assets	139	107
Total current assets	1,075	1,195

Noncurrent assets
Property, plant and equipment
Cost	3,261	3,316
Accumulated depreciation	2,041	2,013
Net property, plant and equipment	1,220	1,303

Goodwill	1,356	1,381
Intangibles	580	751
Operating lease assets, net	98	114
Restricted investments	272	295
Asbestos insurance receivable, net	126	132
Deferred income taxes	241	210
Other assets	265	264
Total noncurrent assets	4,158	4,450

Total assets	$5,233	$5,645

LIABILITIES AND EQUITY
Current liabilities
Short-term debt	$50	$-
Trade and other payables	185	214
Accrued expenses and other liabilities	209	256
Current operating lease obligations	19	20
Total current liabilities	463	490

Noncurrent liabilities
Long-term debt	1,336	1,349
Asbestos litigation reserve	391	414
Deferred income taxes	29	29
Employee benefit obligations	110	110
Operating lease obligations	82	99
Other liabilities	263	286
Total noncurrent liabilities	2,211	2,287

Stockholders' equity	2,559	2,868

Total liabilities and stockholders' equity	$5,233	$5,645

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS (In millions - preliminary and unaudited)	Table 3

	Three months ended		Six months ended
	March 31		March 31
	2025	2024	2025	2024
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net income (loss)	$31	$120	$(135)	$147
Loss (income) from discontinued operations, net of income taxes	(1)	1	(1)	2
Adjustments to reconcile income (loss) from continuing operations to cash flows from operating activities
Depreciation and amortization	60	83	111	160
Original issue discount and debt issuance cost amortization	2	2	3	3
Deferred income taxes	4	(106)	1	(136)
Gain from sales of property and equipment	(11)	-	(11)	-
Equity income from affiliates	-	-	(1)	-
Stock based compensation expense	5	6	9	7
Loss (income) from restricted investments	(6)	(12)	7	(47)
Income on divestitures, net	(7)	-	(7)	-
Impairment charges	-	-	183	-
Pension contributions	(3)	(3)	(7)	(11)
Loss on pension and other postretirement plan remeasurements	-	-	1	-
Change in operating assets and liabilities(a)	(65)	(37)	(174)	130
Total cash flows provided (used) by operating activities from continuing operations	9	54	(21)	255
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(21)	(34)	(44)	(70)
Proceeds from disposal of property, plant and equipment	11	-	11	-
Proceeds from sale of operations	16	-	16	-
Company-owned life insurance payments	-	-	(1)	(1)
Other investing cash flows	-	(10)	-	(10)
Funds restricted for specific transactions	(8)	-	(8)	(5)
Reimbursements from restricted investments	19	21	25	37
Proceeds from sale of securities	19	11	24	20
Purchases of securities	(19)	(11)	(24)	(20)
Total cash flows provided (used) by investing activities from continuing operations	17	(23)	(1)	(49)
CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Repurchase of common stock	(100)	-	(100)	(100)
Proceeds from (repayment of) short-term debt	50	-	50	(16)
Cash dividends paid	(19)	(19)	(38)	(39)
Stock based compensation employee withholding taxes paid in cash	-	(1)	(3)	(4)
Total cash flows used by financing activities from continuing operations	(69)	(20)	(91)	(159)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	(43)	11	(113)	47
Cash used by discontinued operations
Operating cash flows	(8)	(13)	(18)	(27)
Effect of currency exchange rate changes on cash and cash equivalents	-	1	(1)	2
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(51)	(1)	(132)	22
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	219	440	300	417
CASH AND CASH EQUIVALENTS - END OF PERIOD	$168	$439	$168	$439

DEPRECIATION AND AMORTIZATION
Life Sciences	26	16	39	32
Personal Care	15	20	34	39
Specialty Additives	16	44	32	83
Intermediates	3	3	6	6
	$60	$83	$111	$160

(a)
Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA (In millions - preliminary and unaudited)	Table 4

	Three months ended
	March 31
Adjusted EBITDA - Ashland Inc.	2025	2024
Net income	$31	$120
Income tax expense (benefit)	9	(104)
Net interest and other expense	11	2
Depreciation and amortization(a)	49	56
EBITDA	100	74
Loss (income) from discontinued operations, net of income taxes	(1)	1
Operating key items (see Table 5)	9	51
Adjusted EBITDA	$108	$126

Adjusted EBITDA - Life Sciences
Operating income	$28	$50
Add:
Depreciation and amortization(a)	13	16
Operating key items (see Table 5)	15	-
Adjusted EBITDA	$56	$66

Adjusted EBITDA - Personal Care
Operating income	$28	$25
Add:
Depreciation and amortization(a)	17	20
Operating key items (see Table 5)	(1)	-
Adjusted EBITDA	$44	$45

Adjusted EBITDA - Specialty Additives
Operating income (loss)	$7	$(18)
Add:
Depreciation and amortization(a)	16	17
Operating key items (see Table 5)	3	28
Adjusted EBITDA	$26	$27

Adjusted EBITDA - Intermediates
Operating income (loss)	$(1)	$9
Add:
Depreciation and amortization	3	3
Adjusted EBITDA	$2	$12

(a)
Depreciation and amortization excludes accelerated depreciation expense of $13 million for Life Sciences for the three months ended March 31, 2025, which is included as a key item within this table as a component of Adjusted EBITDA. Depreciation and amortization includes $2 million for Personal Care associated with the Avoca business assets for the three months ended March 31, 2025, which is included as a key item within this table as a component of Adjusted EBITDA. Depreciation and amortization excludes accelerated depreciation expense of $27 million for Specialty Additives for the three months ended March 31, 2024, which is included as a key item within this table as a component of Adjusted EBITDA.

Ashland Inc. and Consolidated Subsidiaries SEGMENT COMPONENTS OF KEY ITEMS FOR APPLICABLE INCOME STATEMENT CAPTIONS (In millions - preliminary and unaudited)	Table 5

	Three Months Ended March 31, 2025
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Accelerated depreciation	$(13)	$-	$-	$-	$-	$(13)
Restructuring, separation and other costs	-	-	-	-	(8)	(8)
Other plant optimization costs	(2)	(1)	(3)	-	-	(6)
Environmental reserve adjustments	-	-	-	-	(2)	(2)
Held for sale depreciation and amortization	-	2	-	-	-	2
Avoca impairment and sale	-	-	-	-	8	8
Income on divestitures, net	-	-	-	-	10	10
All other operating income (loss)	43	27	10	(1)	(19)	60
Operating income (loss)	28	28	7	(1)	(11)	51

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					(3)	(3)
All other net interest and other expense					14	14
					11	11

OTHER NET PERIODIC BENEFIT LOSS					1	1

INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(2)	(2)
Tax specific key items(b)					(1)	(1)
All other income tax expense					12	12
					9	9
INCOME (LOSS) FROM CONTINUING OPERATIONS	$28	$28	$7	$(1)	$(32)	$30

	Three Months Ended March 31, 2024
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Accelerated depreciation	$-	$-	$(27)	$-	$-	$(27)
Restructuring, separation and other costs	-	-	-	-	(20)	(20)
Environmental reserve adjustments	-	-	-	-	(3)	(3)
Other plant optimization costs	-	-	(1)	-	-	(1)
All other operating income (loss)	50	25	10	9	(22)	72
Operating income (loss)	50	25	(18)	9	(45)	21

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					(9)	(9)
All other net interest and other expense					11	11
					2	2

OTHER NET PERIODIC BENEFIT LOSS					2	2

INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(10)	(10)
Tax specific key items(b)					(105)	(105)
All other income tax expense					11	11
					(104)	(104)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$50	$25	$(18)	$9	$55	$121

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. See Table 7 for additional information.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions - preliminary and unaudited)	Table 6

	Three months ended		Six months ended
	March 31		March 31
Free cash flows	2025	2024	2025	2024
Total cash flows provided (used) by operating activities from continuing operations	$9	$54	$(21)	$255
Adjustments:
Additions to property, plant and equipment	(21)	(34)	(44)	(70)
Free Cash Flows	$(12)	$20	$(65)	$185
Cash (inflows) outflows from U.S. Accounts Receivable Sales Program(a)	4	(7)	11	(15)
Cash inflows from Foreign Accounts Receivable Sales Program(b)	(21)	(20)	(9)	(122)
Restructuring-related payments(c)	14	4	17	7
Environmental and related litigation payments(d)	9	7	13	15
Ongoing Free Cash Flow	$(6)	$4	$(33)	$70

Net income (loss)	$31	$120	$(135)	$147
Adjusted EBITDA(e)	$108	$126	$169	$197

Operating Cash Flow Conversion(f)	29%	45%	Not meaningful	173%
Ongoing Free Cash Flow Conversion(g)	-6%	3%	-20%	36%

(a)
Represents activity associated with the U.S. Accounts Receivable Sales Program impacting each period presented.
(b)
Represents activity associated with the Foreign Accounts Receivable Sales Program impacting each period presented.
(c)
Restructuring payments incurred during each period presented.
(d)
Represents cash outflows associated with environmental and related litigation payments which will be reimbursed by the Environmental trust.
(e)
See Adjusted EBITDA reconciliation.
(f)
Operating Cash Flow Conversion is defined as Cash flows provided (used) by operating activities from continuing operations divided by Net income (loss).
(g)
Ongoing Free Cash Flow Conversion is defined as Ongoing Free Cash Flow divided by Adjusted EBITDA.

	Three months ended		Six months ended
	March 31		March 31
Adjusted Operating Income	2025	2024	2025	2024
Operating income (loss) (as reported)	$51	$21	$(128)	$4
Key items, before tax:
Avoca impairment and sale	(8)	-	175	-
Income on divestitures, net	(10)	-	(10)	-
Accelerated depreciation	13	27	13	49
Restructuring, separation and other costs	8	20	11	24
Other plant optimization costs	6	1	9	1
Environmental reserve adjustments	2	3	3	7
Argentina currency devaluation impact	-	-	-	5
Held for sale depreciation and amortization	(2)	-	(2)	-
Adjusted Operating Income (non-GAAP)	$60	$72	$71	$90

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7

	Three months ended		Six months ended
	March 31		March 31
	2025	2024	2025	2024
Income (loss) from continuing operations (as reported)	$30	$121	$(136)	$149
Key items, before tax:
Avoca impairment and sale	(8)	-	175	-
Unrealized (gain) loss on securities	(3)	(9)	14	(39)
Accelerated depreciation	13	27	13	49
Restructuring, separation and other costs	8	20	11	24
Other plant optimization costs	6	1	9	1
Environmental reserve adjustments	2	3	3	7
Loss on pension and other postretirement plan remeasurements	-	-	1	-
Argentina currency devaluation impact	-	-	-	5
Held for sale depreciation and amortization	(2)	-	(2)	-
Income on divestitures, net	(10)	-	(10)	-
Key items, before tax	6	42	214	47
Tax effect of key items(a)	(2)	(10)	(52)	(12)
Key items, after tax	4	32	162	35
Tax specific key items:
Uncertain tax positions	(3)	-	(4)	-
Other and tax reform related activity	2	(105)	11	(129)
Tax specific key items(b)	(1)	(105)	7	(129)
Total key items	3	(73)	169	(94)
Adjusted Income from Continuing Operations (non-GAAP)	$33	$48	$33	$55
Amortization expense adjustment (net of tax)(c)	13	16	27	33
Adjusted Income from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$46	$64	$60	$88

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during fiscal 2025 and 2024.

(c)
Amortization expense adjustment (net of tax) tax rates were 21% for the three and six months ended March 31, 2025 and 20% for the three and six months ended March 31, 2024.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7 (Continued)

	Three months ended		Six months ended
	March 31		March 31
	2025	2024	2025	2024
Diluted EPS from continuing operations (as reported)	$0.63	$2.40	$(2.91)	$2.92
Key items, before tax:
Avoca impairment and sale	(0.17)	-	3.73	-
Unrealized (gain) loss on securities	(0.06)	(0.18)	0.31	(0.76)
Accelerated depreciation	0.28	0.55	0.28	0.96
Restructuring, separation and other costs	0.17	0.39	0.23	0.47
Other plant optimization costs	0.13	0.02	0.19	0.02
Environmental reserve adjustments	0.04	0.06	0.06	0.14
Loss on pension and other postretirement plan remeasurements	-	-	0.02	-
Argentina currency devaluation impact	-	-	-	0.10
Held for sale depreciation and amortization	(0.04)	-	(0.04)	-
Income on divestitures, net	(0.21)	-	(0.21)	-
Key items, before tax	0.14	0.84	4.57	0.93
Tax effect of key items(a)	(0.04)	(0.20)	(1.11)	(0.23)
Key items, after tax	0.10	0.64	3.46	0.70
Tax specific key items:
Uncertain tax positions	(0.06)	-	(0.08)	-
Other and tax reform related activity	0.04	(2.07)	0.23	(2.54)
Tax specific key items(b)	(0.02)	(2.07)	0.15	(2.54)
Total key items	0.08	(1.43)	3.61	(1.84)
Adjusted Diluted EPS from Continuing Operations (non-GAAP)	$0.71	$0.97	$0.70	$1.08
Amortization expense adjustment (net of tax)(c)	0.28	0.30	0.56	0.63
Adjusted Diluted EPS from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$0.99	$1.27	$1.26	$1.71

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during fiscal 2025 and 2024.

(c)
Amortization expense adjustment (net of tax) tax rates were 21% for the three and six months ended March 31, 2025 and 20% for the three and six months ended March 31, 2024.